SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )


                        Shoney's Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        COM
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                        829039100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                        December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No.                             13G                    Page    of    Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Chase Manhattan Bank Delaware - CMBD
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,098,730
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          308,508
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,116,338
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            290,900
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,407,238
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.745

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


      BK
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page    of    Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Chase Manhattan Private Bank, National Association - CMPB
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States (Domicile in the state of Florida)
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          432,902
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         343,319
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            432,902
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     776,221
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.5
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                        BK
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page    of    Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                The Chase Manhattan Bank - CMB
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            60,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     60,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .01

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                        BK
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page    of    Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     The Chase Manhattan Corporation - CMC
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,098,730 (Aggregate)*
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          741,410 (Aggregate)*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,459,657 (Aggregate)*
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            783,802 (Aggregate)*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,243,459 (Aggregate)*
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.4*
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


                        HC
________________________________________________________________________________
                     *SEE EXHIBIT 2

CUSIP No.                             13G                    Page    of    Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Shoney's Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

1727 Elm Hill Pike
Nashville, TN  37210

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

This notice is filed by Chase Manhattan Bank Delaware (CMBD), Chase Manhattan Private Bank, National Association (CMPB), The Chase Manhattan Bank (CMB) and The Chase Manhattan Corporation (CMC).
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

CMBD - 1201 N. Market Street Wilmington, DE  19801
CMPB - 205 Royal Palm Way Palm Beach, FL  33480
CMB - 270 Park Avenue New York, NY  10017
CMC - 270 Park Avenue New York, NY  10017
________________________________________________________________________________
Item 2(c).  Citizenship:

CMBD - Delaware
CMPB - United States (Domicile in the state of Florida)
CMB - New York
CMC - Delaware
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

             COM

________________________________________________________________________________
Item 2(e).  CUSIP Number:

             829039100

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [X]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No.                             13G                    Page    of    Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          see item 9 of cover pages
     (b)  Percent of class:
          see item 11 of cover pages
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,
                see item 5 of cover pages
          (ii)  Shared power to vote or to direct the vote                     ,
                see item 6 of cover pages
          (iii) Sole power to dispose or to direct the disposition of          ,
                see item 7 of cover pages
          (iv) Shared power to dispose or to direct the disposition of see item 8 of cover pages

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

                        N/A


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                        N/A


________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
         Pursuant to Rule 13(d) - (b) (2):  This notice is filed on behalf of Chase Manhattan Bank Delaware, Chase Manhattan Private Bank, National Association, and The Chase Manhattan Bank, each of which is directly or indirectly wholly owned by The Chase Manhattan Corporation.
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

                        N/A

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                        N/A

________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        The Chase Manhattan Corporation

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Susan S. Spagnola
                                        ----------------------------------------
                                                      (Signature)

                                          Susan S. Spagnola
                                          Assistant Corporate Secretary
                                        ----------------------------------------
                                                      (Name/Title)



                                        The Chase Manhattan Bank

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Susan S. Spagnola
                                        ----------------------------------------
                                                      (Signature)

                                          Susan S. Spagnola
                                          Vice President,
                                          Assistant General Counsel and
                                          Assistant Corporate Secretary
                                        ----------------------------------------
                                                      (Name/Title)

                                        Chase Manhattan Bank Delaware

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Lynn A. Leonard
                                        ----------------------------------------
                                                      (Signature)

                                          Lynn A. Leonard
                                          Vice President
                                        ----------------------------------------
                                                      (Name/Title)


                                        Chase Manhattan Private Bank,
                                        National Association


                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          J.H.F. Enteman
                                        ----------------------------------------
                                                      (Signature)

                                          J.H.F. Enteman
                                          Vice President
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------


EXHIBIT 1
---------
Joint filing agreement among Chase Manhattan Bank Delaware, Chase Manhattan Private Bank, National Association, The Chase Manhattan Bank, and The Chase Manhattan Corporation.


EXHIBIT 2
---------
Disclaimer of beneficial ownership.

                                  EXHIBIT 1
                                  ---------

                        AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G
                        --------------------------------------------

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

                                        The Chase Manhattan Corporation

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Susan S. Spagnola
                                        ----------------------------------------
                                                      (Signature)

                                          Susan S. Spagnola
                                          Assistant Corporate Secretary
                                        ----------------------------------------
                                                      (Name/Title)



                                        The Chase Manhattan Bank

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Susan S. Spagnola
                                        ----------------------------------------
                                                      (Signature)

                                          Susan S. Spagnola
                                          Vice President,
                                          Assistant General Counsel and
                                          Assistant Corporate Secretary
                                        ----------------------------------------
                                                      (Name/Title)

                                        Chase Manhattan Bank Delaware

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Lynn A. Leonard
                                        ----------------------------------------
                                                      (Signature)

                                          Lynn A. Leonard
                                          Vice President
                                        ----------------------------------------
                                                      (Name/Title)


                                        Chase Manhattan Private Bank,
                                        National Association


                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          J.H.F. Enteman
                                        ----------------------------------------
                                                      (Signature)

                                          J.H.F. Enteman
                                          Vice President
                                        ----------------------------------------
                                                      (Name/Title)

                                  EXHIBIT 2
                                  ---------

                        DISCLAIMER OF BENEFICIAL OWNERSHIP
                        ----------------------------------

The Chase Manhattan Corporation disclaims beneficial ownership of all securities referred to in the Schedule 13G to which this exhibit is attached. All shares held by each of The Chase Manhattan Bank, Chase Manhattan Bank Delaware, and Chase Manhattan Private Bank, National Association are held pursuant to different fiduciary arrangements and the joint filing of this schedule shall not be construed as an admission by any reporting person that it is the beneficial owner for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, of any securities other than those directly held by such reporting person.


                                        The Chase Manhattan Corporation

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Susan S. Spagnola
                                        ----------------------------------------
                                                      (Signature)

                                          Susan S. Spagnola
                                          Assistant Corporate Secretary
                                        ----------------------------------------
                                                      (Name/Title)



                                        The Chase Manhattan Bank

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Susan S. Spagnola
                                        ----------------------------------------
                                                      (Signature)

                                          Susan S. Spagnola
                                          Vice President,
                                          Assistant General Counsel and
                                          Assistant Corporate Secretary
                                        ----------------------------------------
                                                      (Name/Title)

                                        Chase Manhattan Bank Delaware

                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          Lynn A. Leonard
                                        ----------------------------------------
                                                      (Signature)

                                          Lynn A. Leonard
                                          Vice President
                                        ----------------------------------------
                                                      (Name/Title)


                                        Chase Manhattan Private Bank,
                                        National Association


                                          February 14, 2000
                                        ----------------------------------------
                                                        (Date)


                                          J.H.F. Enteman
                                        ----------------------------------------
                                                      (Signature)

                                          J.H.F. Enteman
                                          Vice President
                                        ----------------------------------------
                                                      (Name/Title)